Gretchen Griswold, (619)696-4309            FOR IMMEDIATE RELEASE

                   SDG&E VICE PRESIDENT/TREASURER MALQUIST

                     ACCEPTS NEW POST AT SIERRA PACIFIC


    SAN DIEGO, March 22, 1994 - San Diego Gas & Electric (NYSE: SDO) Vice President and Treasurer Malyn Malquist today announced his resignation from the company to accept the post of senior vice president and chief financial officer with Sierra Pacific Resources in Reno. Sierra Pacific Resources provides electric, natural gas and water services to seven counties along the Northern California border and 14 Nevada counties.

    Malquist, who has served as SDG&E's treasurer since 1990, first joined the company in 1978. His resignation is effective mid-April. A replacement will be named shortly.

    "Malyn has given SDG&E many years of his valuable expertise," said SDG&E Chairman, President and CEO Thomas A. Page. "His strong ties to the financial community helped SDG&E spread the message of its leadership in a changing utility industry. We wish Malyn well in his new appointment."